WASHINGTON, D.C. 20549

                                   FORM 3

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   1.   Name and Address of Reporting Person:

        Ronald J. Gold
        c/o American Country Holdings, Inc.
        222 N. LaSalle Street, Suite 1600
        Chicago, Illinois  60601

   2.   Date of Event Requiring Statement (Month/Day/Year)

        November, 2000

   3.   I.R.S. Identification Number of Reporting Person, if an entity
        (Voluntary):

   4.   Issuer Name and Ticker of Trading Symbol:

        American Country Holdings Inc.
        ACHI

   5. Relationship of Reporting Person(s) to Issuer (Check all applicable):

        ( ) Director
        (x) Officer (give title below)
        ( ) 10% Owner
        ( ) Other (specify below)

        Secretary
        --------------------------------------------------------------

   6.   If Amendment, Date of Original (Month/Day/Year)

   7.   Individual or Joint/Group Filing (Check Applicable Line)

        (x) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person






   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

                                           2. Amount of Securities      3. Ownership Form:         4. Nature of Indirect
       1. Title of Security                Beneficially Owned (Inst.    Direct (D) or Indirect     Beneficial Ownership
          (Instr. 4)                       4)                           (I) (Instr. 5)             (Instr. 5)
       --------------------                -------------------------    ----------------------     ---------------------








   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
              CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


                                                                                              5.
                                                                                              Ownership
                                                                                              Form of
                                                                                4. Conver-    Derivative
                                                                                sion or       Security:      6. Nature
       1. Title of                             3. Title and Amount of           Exercise      Direct (D)     of Indirect
       Derivative     2. Date Exercisable      Securities Underlying            Price of      or Indi-       Beneficial
       Security       and Expiration Date      Derivative Security              Derivative    rect (I)       Ownership
       (Instr. 4)     (Month/Day/Year)         (Instr. 4)                       Security      (Instr. 5)     (Instr. 5)
       -----------    -------------------      ----------------------           ----------    -----------    ----------
                      Date                                        Amount or
                      Exer-       Expira-                         Number of
                      cisable     tion Date    Title              Shares
                      --------    --------     ------             ---------

       Option                                  Common Stock,        2,428                     D
                                               $.01 par value

       Option                                  Common Stock,          625                     D
                                               $.01 par value

       Option                                  Common Stock,        9,000                     D
                                               $.01 par value


     SIGNATURE OF REPORTING PERSON:

   /s/ Ronald J. Gold
   -----------------------
       Ronald J. Gold

   Dated:  December 8, 2000